Company Contact:
Brad Arberg
SI Diamond Technology, Inc.
404-603-3566

For Immediate Release

APPLIED NANOTECH INC. ANNOUNCES THE COMPLETION OF A LICENSE AGREEMENT WITH ONE OF THE LARGEST DISPLAY MANUFACTURING COMPANIES IN JAPAN

AUSTIN, Texas, September 11, 2002 – SI Diamond Technology, Inc. (OTC BB: SIDT) through its subsidiary, Applied Nanotech Inc. (ANI) today announced the completion of a license agreement with one of the largest display manufacturing companies in Japan. The worldwide non-exclusive license includes all the owned and assigned patents of SI Diamond and Applied Nanotech, Inc. in the field of carbon films/carbon nanotubes electron emission technologies for the manufacturing and sales of flat panel displays. For this licensing agreement ANI, Inc. received an up-front payment of $500,000 and will receive a future royalty of 2% for the product parts manufactured by the licensee. The running royalty will be paid once the licensee achieves product parts sales exceeding $100 million.

In addition, the companies decided to cooperate in other fields of nanotechnology. For the next six months ANI will perform research and development program for the Japan-based company in the field of hydrogen sensors according to agreed milestones and for a total payment of $400,000 to be executed on or before January 15, 2003.

“The license agreement is a legitimation of our carbon films/carbon nanotubes electron emission technologies. The new development program is also very significant for us showing that the results of our research are not limited to display applications only. Hydrogen sensors have a strong potential to be utilized in the future hydrogen fuel cells for many energy needs,” said Dr. Zvi Yaniv, President and CEO, of Applied Nanotech, Inc.

Safe Harbor Statement
This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections.   The Company’s actual results could differ materially from those projected in the forward-looking information.  Future results may be impacted by risk factors listed from time to time in SIDT’s SEC reports.  SI Diamond Technology, Inc. disclaims any intent or obligation to update forward-looking information.

SI Diamond Technology is a holding company consisting of three wholly owned operating subsidiaries. Applied Nanotech Inc. is a premier research and development organization dedicated to developing applications for nanotechnology. Electronic Billboard Technology, Inc. (EBT) is geared toward the commercialization of electronic digitized sign technology. Sign Builders of America, Inc. (SBOA), is a manufacturer of high quality signage. SI Diamond Technology’s website is www.sidiamond.com.